EXHIBIT 99.1

FOR IMMEDIATE RELEASE

The Necessity Retail REIT Announces Fourth Quarter and Full Year 2021 Results

New York, February 23, 2022 - The Necessity Retail REIT, Inc.. (Nasdaq: RTL) (“RTL” or the “Company”), formerly known as American Finance Trust, Inc., a real estate investment trust focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties located primarily in the U.S., announced today its financial and operating results for the quarter and year ended December 31, 2021.

Full Year 2021 and Subsequent Events Highlights

•Revenue grew 10% year-over-year to $335.2 million as compared to $305.2 million in prior year
•Net loss attributable to stockholders was $63.4 million, or $0.56 per diluted common share
•Cash NOI increased 18% to $268.3 million from $227.3 million in the prior year
•FFO was $95.3 million compared to $97.0 million in the prior year
•AFFO grew by 20% to $118.0 million, or $1.02 per diluted common share compared to $98.0 million, or $0.90 per diluted common share, in the prior year
•Paid dividends on common stock of $97.5 million or $0.85 per share
•Acquired 69 properties for $177.9 million at a cash capitalization rate1 of 7.6% and a weighted average capitalization rate2 8.3%
•High quality portfolio with 57.9% of tenants in single-tenant portfolio3 and 66% of the top 20 tenants portfolio wide rated as investment grade or implied investment grade4
•Announced agreement to acquire $1.3 billion portfolio of open-air shopping centers (the "Open-Air Portfolio")
•Signed 50 new leases and grew occupancy at open-air assets to 87.6% from 84.7% at prior year end
•Executed occupancy5 at open-air shopping centers grew to 88.8% from 85.2% year over year
•Subsequent to year-end, closed on acquisition of 44 properties of 81 properties in the Open-Air Portfolio and accretively disposed of three office buildings, reducing portfolio office exposure to 1%
•In February rebranded to The Necessity Retail REIT, Inc and began trading under ticker "RTL"

Fourth Quarter 2021 Highlights

•Revenue increased 7% to $82.5 million from $77.2 million in the fourth quarter 2020
•Net loss attributable to common stockholders was $40.2 million, or $0.33 per diluted common share
•Cash Net Operating income ("Cash NOI") grew 9% to $64.1 million from $58.7 million in the fourth quarter 2020
•Funds from Operations ("FFO") of $17.4 million compared to $25.5 million for the fourth quarter 2020
•Adjusted Funds from Operations ("AFFO") grew 3% to $26.8 million , or $0.22 per diluted share
•Completed $28.0 million of acquisitions with a cash capitalization rate of 7.1% and a weighted average capitalization rate of 8.0%
•Completed a $500.0 million unsecured notes offering at 4.5% that matures in 2028 BB+ rating from S&P and Fitch
•Recast and upsized corporate credit facility at a margin that is 15 basis points lower than the prior facility
•Debt is 100% fixed-rate with weighted-average maturity of 5.6 years and no maturities through 2024

CEO Comments

"We had a very productive 2021, growing AFFO by 20%, completing over $175 million of acquisitions, signing 50 new leases and well over 100 lease renewals, and taking advantage of a historically low interest rate environment to further strengthen our balance sheet by completing a $500 million notes offering and a recast of our corporate credit facility which contributed to extending our weighted-average debt maturity to 5.6 years," said Michel Weil, CEO of RTL. "Looking ahead, 2022 will be a transformational year for RTL. We remain focused on necessity-based retail properties, as reflected in the planned acquisition of $1.3 billion worth of open-air shopping centers, $547.4 million of which has already closed, the sale of the Sanofi office portfolio, and our rebranding to the Necessity Retail REIT. We look forward to continuing to execute on our necessity-based retail strategy as we pursue accretive acquisitions that feature high-quality, investment-grade and implied investment grate tenants."

Financial Results

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2021	2020	2021	2020
Revenue from tenants	$82,477	$77,237	$335,156	$305,224

Net loss attributable to common stockholders	$(40,219)	$(8,603)	$(63,441)	$(46,650)
Net loss per common share (a)	$(0.33)	$(0.08)	$(0.56)	$(0.44)

FFO attributable to common stockholders	$17,423	$25,481	$95,329	$97,035
FFO per common share (a)	$0.14	$(0.23)	$0.83	$0.90

AFFO attributable to common stockholders	$26,816	$26,073	$118,013	$97,969
AFFO per common share (a)	$0.22	$0.24	$1.02	$0.90
(a) All per share data based on 123,220,597 and 108,436,329 diluted weighted-average shares outstanding for the three months ended December 31, 2021 and 2020, respectively, and 115,404,635 and 108,404,093 for the years ended December 31, 2021 and 2020, respectively.

Real Estate Portfolio

The Company’s portfolio consisted of 976 net lease properties located in 47 states and the District of Columbia and comprised of 20.0 million rentable square feet as of December 31, 2021. Portfolio metrics include:

•93.2% leased with 8.6 years weighted-average remaining lease term6
•80.9% of leases have contractual rent increases of 1.2% on average based on annualized straight-line rent
•57.9% of single-tenant portfolio and 30.0% of multi-tenant portfolio anchor tenant annualized straight-line rent derived from investment grade or implied investment grade tenants
•82% retail properties, 11% distribution properties and 7% office properties (based on annualized straight-line rent)
•71.0% of the retail portfolio, based on straight line rent, is focused on either service7 or experiential retail8 giving the company strong alignment with "e-commerce resistant" real estate

Property Acquisitions

During the three months ended December 31, 2021, the Company acquired 13 properties for an aggregate contract purchase price of $28.0 million with a cash capitalization rate of 7.1% and a weighted average capitalization rate of 8.0%.

For the year ended December 31, 2021, RTL acquired 69 properties for an aggregate contract purchase price of $177.9 million with a cash capitalization rate of 7.6% and a weighted-average capitalization rate of 8.3%.

Capital Structure and Liquidity Resources

As of December 31, 2021, the Company had a total borrowing capacity under its credit facility of $214.3 million. There were no amounts outstanding under the credit facility as of December 31, 2021 and $214.3 million remained available for future borrowing. The Company subsequently drew on the facility to fund a portion of the acquisition described below in Subsequent Events. As of December 31, 2021, the Company had $214.9 million of cash and cash equivalents. The Company’s net debt9 to gross asset value10 was 40.0%, with net debt of $1.8 billion.

The Company's percentage of fixed rate debt was 100.0% as of December 31, 2021. The Company’s total combined debt had a weighted-average interest rate cost of 4.0%11, resulting in an interest coverage ratio of 3.0 times12.

During the fourth quarter of 2021, the Company completed a $500.0 million unsecured notes offering (the "Senior Notes"). The Senior Notes bear interest at 4.500% and mature on September 30, 2028.

During the year ended December 31, 2021, we sold 14,734,448 shares of Class A common stock through the Class A common stock ATM Program for gross proceeds of $130.6 million and net proceeds of $128.4 million, after commissions and fees paid of $2.2 million. During the three months ended December 31, 2021, we sold 277,611 shares of Class A common stock through the Class A common stock ATM Program for gross proceeds of $2.4 million and net proceeds of $2.3 million after commissions and fees paid of $0.1 million.

Subsequent Events

Subsequent to quarter-end, the Company closed on the acquisition of 44 open-air shopping centers for $547.4 million, excluding closing costs. The closing is the first tranche of acquisitions from the previously announced definitive agreement to acquire a portfolio of 79 Power, Anchored and Grocery Centers and two single tenant properties (the “Transaction”) from certain subsidiaries of CIM Real Estate Finance Trust, Inc. for $1.3 billion, representing a 7.19% cash capitalization rate.

The acquisition was funded with $350 million of cash on the balance sheet, including $261 million of net proceeds from the Sanofi office disposition, $170 million drawn under our credit facility and the issuance of approximately $27 million of the Company's Class A common stock to affiliates of the CIM Group, the seller of the properties.

The Company expects to close on the remaining properties by the end of the first quarter, 2022.

Upon completing the Transaction, the Company will be the preeminent REIT focused on Necessity-Based retail with a best-in-class portfolio that will comprise over 1,000 properties, 29 million square feet and $382 million in Pro-Forma annualized straight-line rent. Approximately 43% of the Company's Pro-Forma annualized straight-line rent will come from high-growth markets and 22% of open-air straight-line rent will come from grocery-anchored shopping centers.

Subsequent to quarter-end, we have also issued $24.9 million of common stock on our ATM program at an average price of $9.02 per share, bringing our total equity issued subsequent to the fourth quarter to over $50 million. ATM proceeds were used to pay down debt.

Footnotes/Definitions
1.Cash capitalization rate is a rate of return on a real estate investment property based on the expected, annualized cash rental income during the first year of ownership that the property will generate under its existing lease or leases. Cash capitalization rate is calculated by dividing this annualized cash rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) by the purchase price of the property, excluding acquisition costs. The weighted-average cash capitalization rate is based upon square feet.
2.Capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-line rental income that the property will generate under its existing lease or leases. Capitalization rate is calculated by dividing the annualized straight-lined rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) by the purchase price of the property, excluding acquisition costs. The weighted-average capitalization rate is based upon square feet.
3.Percentage of single-tenant portfolio tenants based on annualized straight-line rent as of December 31, 2021.
4.As used herein, investment grade includes both actual investment grade ratings of the tenant or guarantor, if available, or implied investment grade. Implied investment grade may include actual ratings of tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or by using a proprietary Moody’s analytical tool, which generates an implied rating by measuring a company’s probability of default. The term “parent" for these purposes includes any entity, including any governmental entity, owning more than 50% of the voting stock in a tenant. Ratings information is as of December 31, 2021. Based on annualized straight-line rent as of December 31, 2021, single-tenant portfolio tenants are 46.1% actual investment grade rated and 11.8% implied investment grade rated, top 20 tenants are 57% actual investment-grade rated and 9% implied investment-grade rated and anchor tenants in the multi-tenant portfolio are 20.3% actual investment grade rated and 9.7% implied investment grade rated.
5.Includes occupancy, measured by the percentage of square footage of which the tenant has taken possession of divided by the respective total rentable square feet, as of a particular date as well as all leases fully executed by both parties as of the same date where the tenant has yet to take possession as of such date. For the fourth quarter of 2021 and as of January 31, 2022, there are nine additional leases executed where rent commences over time between the first quarter of 2022 and the second quarter of 2022 totaling approximately 85,000 square feet. For the fourth quarter of 2020 and as of January 31, 2021, there were four additional leases executed where rent commences over time between the first quarter of 2021 and the third quarter of 2021 totaling approximately 34,000 square feet.
6.The weighted-average is based on annualized straight-line rent as of December 31, 2021.
7.Service retail is defined as single-tenant retail properties leased to tenants in the retail banking, restaurant, grocery, pharmacy, gas/convenience, healthcare, and auto services sectors.
8.Experiential retail is defined as multi-tenant properties leased to tenants in the restaurant, discount retail, entertainment, salon/beauty, and grocery sectors, among others. The Company also refers to experiential retail as e-commerce defensive retail.
9.Total debt of $1.5 billion less cash and cash equivalents of $214.9 million as of December 31, 2021. Excludes the effect of deferred financing costs, net, mortgage premiums, net and includes the effect of cash and cash equivalents.
10.Defined as the carrying value of total assets plus accumulated depreciation and amortization as of December 31, 2021.
11.Weighted based on the outstanding principal balance of the debt.
12.The interest coverage ratio is calculated by dividing Adjusted EBITDA by cash paid for interest (interest expense less amortization of deferred financing costs, net, and amortization of mortgage premiums on borrowings, net) for the quarter ended December 31, 2021. Adjusted EBITDA includes termination fee income of $10.4 million which was recorded in the third quarter of 2021.

Webcast and Conference Call

RTL will host a webcast and call on February 24, 2022 at 11:00 a.m. ET to discuss its financial and operating results. This webcast will be broadcast live over the Internet and can be accessed by all interested parties through the RTL website, www.necessityretailreit.com, in the “Investor Relations” section.

Dial-in instructions for the conference call and the replay are outlined below.

To listen to the live call, please go to RTL’s “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the RTL website at www.necessityretailreit.com.

Live Call
Dial-In (Toll Free): 1-877-407-0792
International Dial-In: 1-201-689-8263

Conference Replay*
Domestic Dial-In (Toll Free): 1-844-512-2921
International Dial-In: 1-412-317-6671
Conference Number: 13726558
*Available from 2:00 p.m. on February 24, 2022 through May 24, 2022.

About The Necessity Retail REIT, Inc.

The Necessity Retail REIT, Inc. (Nasdaq: RTL) is a publicly traded real estate investment trust listed on the Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about RTL can be found on its website at www.necessityretailreit.com.

Supplemental Schedules

The Company will file supplemental information packages with the Securities and Exchange Commission (the “SEC”) to provide additional disclosure and financial information. Once posted, the supplemental package can be found under the “Presentations” tab in the Investor Relations section of RTL’s website at www.necessityretailreit.com and on the SEC website at www.sec.gov.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, on the Company, the Company’s tenants and the global economy and financial markets and that any potential future acquisition is subject to market conditions and capital availability and may not be identified or completed on favorable terms, or at all, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed on February 25, 2021 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Accounting Treatment of Rent Deferrals/Abatements
The majority of the concessions granted to the Company's tenants as a result of the COVID-19 pandemic are rent deferrals or temporary rent abatements with the original lease term unchanged and collection of deferred rent deemed probable. The Company’s revenue recognition policy requires that it must be probable that the Company will collect virtually all of the lease payments due and does not provide for partial reserves, or the ability to assume partial recovery. In light of the COVID-19 pandemic, the FASB and SEC agreed that for leases where the total lease cash flows will remain substantially the same or less than those after the COVID-19 related effects, companies may choose to forgo the evaluation of the enforceable rights and obligations of the original lease contract as a practical expedient and account for rent concessions as if they were part of the enforceable rights and obligations of the parties under the existing lease contract. As a result, rental revenue used to calculate Net Income and NAREIT FFO has not been, and the Company does not expect it to be, significantly impacted by these types of deferrals. In addition, since the Company currently believes that these deferral amounts are collectable, they have been excluded from the increase in straight-line rent for AFFO purposes the amounts recognized under GAAP relating to these types of rent deferrals. Conversely, for abatements where contractual rent has been reduced, the reduction in revenue is reflected over the remaining lease term for accounting purposes but represents a permanent reduction in revenue and the Company has, accordingly, reduced its AFFO.

Contacts:
Investors and Media:
Email: investorrelations@necessityretailreit.com
Phone: (866) 902-0063

Necessity Retail REIT, Inc.
Consolidated Balance Sheets
(In thousands. except share and per share data)

	December 31,
	2021	2020
	(Unaudited)
ASSETS
Real estate investments, at cost:
Land	$729,048	$723,316
Buildings, fixtures and improvements	2,729,719	2,830,508
Acquired intangible lease assets	402,673	454,245
Total real estate investments, at cost	3,861,440	4,008,069
Less: accumulated depreciation and amortization	(654,667)	(639,367)
Total real estate investments, net	3,206,773	3,368,702
Cash and cash equivalents	214,853	102,860
Restricted cash	21,996	10,537
Deposits for real estate investments	41,928	137
Deferred costs, net	25,587	16,663
Straight-line rent receivable	70,789	66,581
Operating lease right-of-use assets	18,194	18,546
Prepaid expenses and other assets (including $0 and $1,939 due from related parties as of December 31, 2021 and 2020, respectively)	26,877	23,941
Assets held for sale	187,213	—
Total assets	$3,814,210	$3,607,967

LIABILITIES AND EQUITY
Mortgage notes payable, net	$1,464,930	$1,490,798
Credit facility	—	280,857
Senior notes, net	491,015	—
Below-market lease liabilities, net	78,073	78,674
Accounts payable and accrued expenses (including $1,016 and $273 due to related parties as of December 31, 2021 and 2020, respectively)	32,907	25,210
Operating lease liabilities	19,195	19,237
Derivative liabilities, at fair value	2,250	123
Deferred rent and other liabilities	9,524	9,794
Dividends payable	6,038	3,675
Total liabilities	2,103,932	1,908,368

7.50% Series A cumulative redeemable perpetual preferred stock, $0.01 par value, liquidation preference $25.00 per share, 12,796,000 and 8,796,000 shares authorized, 7,933,711 and 7,842,008 issued and outstanding as of December 31, 2021 and 2020, respectively	79	79
7.375% Series C cumulative redeemable perpetual preferred stock, $0.01 par value, liquidation preference $25.00 per share, 11,536,000 and 3,680,000 shares authorized, 4,594,498 and 3,535,700 issued and outstanding as of December 31, 2021 and 2020, respectively	46	35
Common stock, $0.01 par value per share, 300,000,000 shares authorized, 123,783,060 and 108,837,209 shares issued and outstanding as of December 31, 2021 and 2020, respectively	1,238	1,088
Additional paid-in capital	2,915,926	2,723,678
Accumulated other comprehensive loss	—	(123)
Distributions in excess of accumulated earnings	(1,217,435)	(1,055,680)
Total stockholders' equity	1,699,854	1,669,077
Non-controlling interests	10,424	30,522
Total equity	1,710,278	1,699,599
Total liabilities and equity	$3,814,210	$3,607,967

Necessity Retail REIT, Inc.
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue from tenants	$82,477	$77,237	$335,156	$305,224

Operating expenses:
Asset management fees to related party	7,681	7,088	32,804	27,829
Property operating expense	15,279	13,247	55,431	52,296
Impairment of real estate investments	28,616	1,408	33,261	12,910
Acquisition, transaction and other costs [1]	774	241	4,378	2,921
Equity-based compensation [2]	3,485	3,343	17,264	13,036
General and administrative	5,278	4,179	20,856	19,683
Depreciation and amortization	32,955	32,730	130,464	137,459
Total operating expenses	94,068	62,236	294,458	266,134
Operating (loss) income before gain on sale of real estate investments	(11,591)	15,001	40,698	39,090
Gain on sale/exchange of real estate investments	3,982	—	4,757	6,456
Operating (loss) income	(7,609)	15,001	45,455	45,546
Other income (expense):
Interest expense	(22,857)	(19,689)	(81,784)	(78,467)
Other income	29	20	91	1,024
Loss on non-designated derivatives	(3,950)	(9)	(3,950)	(9)
Total other expense, net	(26,778)	(19,678)	(85,643)	(77,452)
Net loss	(34,387)	(4,677)	(40,188)	(31,906)
Net loss attributable to non-controlling interests	5	5	9	44
Allocation for preferred stock	(5,837)	(3,931)	(23,262)	(14,788)
Net loss attributable to common stockholders	$(40,219)	$(8,603)	$(63,441)	$(46,650)

Basic and Diluted Net Loss Per Share:
Weighted-average shares outstanding — Basic and Diluted	123,220,597	108,436,329	115,404,635	108,404,093
Net loss per share attributable to common stockholders — Basic and Diluted	$(0.33)	$(0.08)	$(0.56)	$(0.44)
______

[1]For the three months and year ended December 31, 2020, includes litigation costs related to the Company’s 2017 merger with American Realty Capital - Retail Centers of America, Inc. (the “Merger”) of $0.1 million and $0.8 million, respectively. Litigation costs related to the Merger incurred in the year ended December 31, 2021 were not significant.
[2]Includes expense related to the amortization of the Company’s restricted common shares and LTIP Units.

Necessity Retail REIT, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended				Year Ended December 31, 2021
	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021
EBITDA
Net loss	$(3,754)	$(1,482)	$(565)	$(34,387)	$(40,188)
Depreciation and amortization	32,319	32,428	32,762	32,955	130,464
Interest expense	19,334	20,361	19,232	22,857	81,784
EBITDA	47,899	51,307	51,429	21,425	172,060
Impairment of real estate assets	—	91	4,554	28,616	33,261
Acquisition, transaction and other costs	42	136	3,426	774	4,378
Equity-based compensation [1]	4,347	5,283	4,149	3,485	17,264
Gain on sale/exchange of real estate investments	(286)	(11)	(478)	(3,982)	(4,757)
Other income	(24)	(20)	(18)	(29)	(91)
Loss on non-designated derivatives	—	—	—	3,950	3,950
Adjusted EBITDA [2]	51,978	56,786	63,062	54,239	226,065
Asset management fees to related party	7,321	7,922	9,880	7,681	32,804
General and administrative	6,449	3,540	5,589	5,278	20,856
NOI [2]	65,748	68,248	78,531	67,198	279,725
Amortization of market lease and other intangibles, net	(935)	(1,041)	(1,474)	(1,175)	(4,625)
Straight-line rent	(1,727)	(1,759)	(1,392)	(1,897)	(6,775)
Cash NOI [2]	$63,086	$65,448	$75,665	$64,126	$268,325

Cash Paid for Interest:
Interest expense	$19,334	$20,361	$19,232	$22,857	$81,784
Amortization of deferred financing costs, net	(2,474)	(2,896)	(2,620)	(4,743)	(12,733)
Amortization of mortgage premiums and discounts on borrowings, net	321	323	328	(4)	968
Total cash paid for interest	$17,181	$17,788	$16,940	$18,110	$70,019
——
[1]Includes expense related to the amortization of the Company’s restricted common shares and LTIP Units.
[2]For the three months ended September 30, 2021 and year ended December 31, 2021 includes income from a lease termination fee of $10.4 million, which is recorded in revenue from tenants in the consolidated statements of operations.

Necessity Retail REIT, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended				Year Ended December 31, 2021
	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021
Net loss attributable to common stockholders (in accordance with GAAP)	$(9,411)	$(7,405)	$(6,406)	$(40,219)	$(63,441)
Impairment of real estate investments	—	91	4,554	28,616	33,261
Depreciation and amortization	32,319	32,428	32,762	32,955	130,464
Gain on sale/exchange of real estate investments	(286)	(11)	(478)	(3,982)	(4,757)
Proportionate share of adjustments for non-controlling interests to arrive at FFO	(51)	(50)	(150)	53	(198)
FFO attributable to common stockholders [1]	22,571	25,053	30,282	17,423	95,329
Acquisition, transaction and other costs [2]	42	136	3,426	774	4,378
Legal fees and expenses — COVID-19 lease disputes [3]	69	109	44	200	422
Amortization of market lease and other intangibles, net	(935)	(1,041)	(1,474)	(1,175)	(4,625)
Straight-line rent	(1,727)	(1,759)	(1,392)	(1,897)	(6,775)
Straight-line rent (rent deferral agreements) [4]	(975)	(1,124)	(876)	(694)	(3,669)
Amortization of mortgage premiums and discounts on borrowings, net	(321)	(323)	(328)	4	(968)
Loss on non-designated derivatives [5]	—	—	—	3,950	3,950
Equity-based compensation [6]	4,347	5,283	4,149	3,485	17,264
Amortization of deferred financing costs, net [7]	2,474	2,896	2,620	4,743	12,733
Proportionate share of adjustments for non-controlling interests to arrive at AFFO	(5)	(6)	(18)	3	(26)
AFFO attributable to common stockholders [1]	$25,540	$29,224	$36,433	$26,816	$118,013
______
[1]FFO and AFFO for the three months ended September 30, 2021 and year ended December 31, 2021 includes income from a lease termination fee of $10.4 million, which is recorded in Revenue from tenants in the consolidated statements of operations. While such termination payments occur infrequently, they represent cash income for accounting and tax purposes and as such management believes they should be included in both FFO and AFFO. The income from this termination fee was earned and recorded during the three months ended September 30, 2021, however, we did not receive the cash payment until October 1, 2021. Therefore, the cash payment is part of our cash flows for the year ended December 31, 2021.
[2]Primarily includes prepayment costs incurred in connection with early debt extinguishment as well as litigation costs related to the Merger.
[3]Reflects legal costs incurred related to disputes with tenants due to store closures or other challenges resulting from COVID-19. The tenants involved in these disputes had not recently defaulted on their rent and, prior to the second and third quarters of 2020, had recently exhibited a pattern of regular payment. Based on the tenants involved in these matters, their history of rent payments, and the impact of the pandemic on current economic conditions, the Company views these costs as COVID-19-related and separable from our ordinary general and administrative expenses related to tenant defaults. The Company engaged counsel in connection with these issues separate and distinct from counsel the Company typically engages for tenant defaults. The amount reflects what the Company believes to be only those incremental legal costs above what the Company typically incurs for tenant-related dispute issues. The Company may continue to incur these COVID-19 related legal costs in the future.
[4]Represents amounts related to deferred rent pursuant to lease negotiations which qualify for FASB relief for which rent was deferred but not reduced. These amounts are included in the straight-line rent receivable on the Company's consolidated balance sheet but are considered to be earned revenue attributed to the current period for rent that was deferred for purposes of AFFO as they are expected to be collected. Accordingly, when the deferred amounts are collected, the amounts reduce AFFO. For rent abatements (including those qualified for FASB relief), where contractual rent has been reduced, the reduction in revenue is reflected over the remaining lease term for accounting purposes but represents a permanent reduction in revenue and the Company has, accordingly reduced its AFFO.
[5]In the fourth quarter and year ended December 31, 2021, the Company recognized a charge $4.0 million for the change in value of an embedded derivative (a 7.5% collar on the price of stock/units to be issued in connection with the CIM Portfolio Acquisition). Management does not consider this non-cash charge for an embedded derivative fair value adjustment in connection with this transaction to be capital in nature and it is not part of recurring operations. Accordingly, such charges are excluded for AFFO purposes.
[6]Includes expense related to the amortization of the Company's restricted common shares and LTIP Units related to its multi-year outperformance agreements for all periods presented.
[7]The Company issued $500.0 million in Senior Notes in October 2021. The Senior Notes pay semiannual interest which the Company accrues interest over time for GAAP purposes. Accordingly, to better reflect the Company's operating performance, beginning with the year ended December 31, 2021 and for all periods thereafter, the Company has elected to remove the impact of the change in accrued interest from the calculation of AFFO, which was previously included in this line item.

Necessity Retail REIT, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended December 31, 2020	Year Ended December 31, 2020
Net loss attributable to stockholders (in accordance with GAAP)	$(8,603)	$(46,650)
Impairment of real estate investments	1,408	12,910
Depreciation and amortization	32,730	137,459
Gain on sale of real estate investments	—	(6,456)
Proportionate share of adjustments for non-controlling interests to arrive at FFO	(54)	(228)
FFO attributable to stockholders	25,481	97,035
Acquisition, transaction and other costs	241	2,921
Litigation cost reimbursements related to the Merger	—	(9)
Legal fees and expenses — COVID-19 lease disputes	11	269
Amortization of market lease and other intangibles, net	(1,216)	(6,149)
Straight-line rent	(4,060)	(19,510)
Straight-line rent (rent deferral agreements)	358	4,649
Amortization of mortgage premiums and discounts on borrowings	(456)	(2,126)
Loss on non-designated derivatives	9	9
Equity-based compensation	3,343	13,036
Amortization of deferred financing costs, net and change in accrued interest [1]	2,362	7,846
Proportionate share of adjustments for non-controlling interest to arrive at AFFO	—	(2)
AFFO attributable to stockholders	$26,073	$97,969
_______
[1]Beginning with the year ended December 31, 2021 and for all periods thereafter, we have elected to remove the impact of the change in accrued interest from the calculation of AFFO, which was previously included in this line item. We have not amended the calculation of AFFO for the year ended 2020 or any other prior years. The impact to AFFO for the change in accrued interest included in this line for the three months and year ended December 31, 2020 was a reduction to AFFO of $47,000 and $0.4 million, respectively.

Necessity Retail REIT, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended December 31, 2020	Year Ended December 31, 2020
Adjusted EBITDA
Net (loss) income	$(4,677)	$(31,906)
Depreciation and amortization	32,730	137,459
Interest expense	19,689	78,467
Impairment of real estate assets	1,408	12,910
Acquisition, transaction and other costs	241	2,921
Equity-based compensation	3,343	13,036
Gain on sale of real estate investments	—	(6,456)
Other income	(20)	(1,024)
Goodwill impairment	9	9
Adjusted EBITDA	52,723	205,416
Asset management fees to related party	7,088	27,829
General and administrative	4,179	19,683
NOI	63,990	252,928
Amortization of market lease and other intangibles, net	(1,216)	(6,149)
Straight-line rent	(4,060)	(19,510)
Cash NOI	$58,714	$227,269

Non-GAAP Financial Measures
This release discusses the non-GAAP financial measures we use to evaluate our performance, including Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), Net Operating Income (“NOI”) and Cash Net Operating Income (“Cash NOI”). While NOI is a property-level measure, AFFO is based on our total performance and therefore reflects the impact of other items not specifically associated with NOI such as, interest expense, general and administrative expenses and operating fees to related parties. Additionally, NOI as defined herein, does not reflect an adjustment for straight-line rent but AFFO does. A description of these non-GAAP measures and reconciliations to the most directly comparable GAAP measure, which is net income, is provided below. Adjustments for unconsolidated partnerships and joint ventures are calculated to exclude the proportionate share of the non-controlling interest to arrive at FFO, AFFO and NOI attributable to stockholders.
Caution on Use of Non-GAAP Measures
FFO, AFFO, Adjusted EBITDA, NOI and Cash NOI should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP measures.
Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”), an industry trade group, definition (as we do), or may interpret the current NAREIT definition differently than we do, or may calculate AFFO differently than we do. Consequently, our presentation of FFO and AFFO may not be comparable to other similarly titled measures presented by other REITs.
We consider FFO and AFFO useful indicators of our performance. Because FFO and AFFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO and AFFO presentations facilitate comparisons of operating performance between periods and between other REITs in our peer group.
As a result, we believe that the use of FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance, including relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. However, FFO and AFFO are not indicative of cash available to fund ongoing cash needs, including the ability to pay cash dividends. Investors are cautioned that FFO and AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as they exclude certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred.
Funds from Operations and Adjusted Funds from Operations
Funds from Operations
Due to certain unique operating characteristics of real estate companies, as discussed below, the NAREIT, an industry trade group, has promulgated a performance measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. FFO is not equivalent to net income or loss as determined under GAAP.
We calculate FFO, a non-GAAP measure, consistent with the standards established over time by the Board of Governors of NAREIT, as restated in a White Paper and approved by the Board of Governors of NAREIT effective in December 2018 (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding depreciation and amortization related to real estate, gains and losses from sales of certain real estate assets, gain and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for consolidated partially-owned entities (including our Operating Partnership) and equity in earnings of unconsolidated affiliates are made to arrive at our proportionate share of FFO attributable to our stockholders. Our FFO calculation complies with NAREIT’s definition.
The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, and straight-line amortization of intangibles. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.

Adjusted Funds from Operations
In calculating AFFO, we start with FFO, then we exclude certain income or expense items from AFFO that we consider to be more reflective of investing activities, such as non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our day to day operating business plan, such as amounts related to litigation arising out of the Merger. These amounts include legal costs incurred as a result of the litigation, portions of which have been and may in the future be reimbursed under insurance policies maintained by us. Insurance reimbursements are deducted from AFFO in the period of reimbursement. We believe that excluding the litigation costs and subsequent insurance reimbursements related to litigation arising out of the Merger helps to provide a better understanding of the operating performance of our business. Other income and expense items also include early extinguishment of debt and unrealized gains and losses, which may not ultimately be realized, such as gains or losses on derivative instruments and gains and losses on investments. In addition, by excluding non-cash income and expense items such as amortization of above-market and below-market leases intangibles, amortization of deferred financing costs, straight-line rent, vesting and conversion of the Class B Units and share-based compensation related to restricted shares and the 2018 OPP from AFFO, we believe we provide useful information regarding those income and expense items which have a direct impact on our ongoing operating performance.
In calculating AFFO, we exclude certain expenses which under GAAP are characterized as operating expenses in determining operating net income (loss). All paid and accrued merger, acquisition and transaction related fees and certain other expenses negatively impact our operating performance during the period in which expenses are incurred or properties are acquired will also have negative effects on returns to investors but are not reflective of our on-going performance. In addition, legal fees and expense associated with COVID-19-related lease disputes involving certain tenants negatively impact our operating performance but are not reflective of our on-going performance. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income (loss). In addition, as discussed above, we view gains and losses from fair value adjustments as items which are unrealized and may not ultimately be realized and not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management’s analysis of our operating performance. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe AFFO provides useful supplemental information. By providing AFFO, we believe we are presenting useful information that can be used, among other things, to assess performance without the impact of transactions or other items that are not related to our portfolio of properties. AFFO presented by us may not be comparable to AFFO reported by other REITs that define AFFO differently. Furthermore, we believe that in order to facilitate a clear understanding of our operating results, AFFO should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. AFFO should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or ability to pay dividends. FFO and AFFO for the three months ended September 30, 2021 includes income from a lease termination fee of $10.4 million, which is recorded in revenue from tenants in the consolidated statements of operations. While such termination payments occur infrequently, they represent cash income for accounting and tax purposes and as such management believes they should be included in both FFO and AFFO. The income from this termination fee was earned and recorded during the three months ended September 30, 2021, however, we did not receive the cash payment until October 1, 2021. Therefore, the cash payment is not part of our cash flows for the period ended September 30, 2021.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, Net Operating Income and Cash Net Operating Income.
We believe that Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization adjusted for acquisition and transaction-related expenses, other non-cash items such as the vesting and conversion of the Class B Units, expense related to our multi-year outperformance agreement with the Advisor and including our pro-rata share from unconsolidated joint ventures, is an appropriate measure of our ability to incur and service debt. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs.
NOI is a non-GAAP financial measure used by us to evaluate the operating performance of our real estate. NOI is equal to total revenues, excluding contingent purchase price consideration, less property operating and maintenance expense. NOI excludes all other items of expense and income included in the financial statements in calculating net income (loss). We believe NOI provides useful and relevant information because it reflects only those income and expense items that are incurred at the property level and presents such items on an unleveraged basis. We use NOI to assess and compare property level performance and to make decisions concerning the operations of the properties. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating expenses and acquisition activity on an unleveraged basis, providing perspective not immediately apparent from net income (loss). NOI excludes certain items included in calculating net income (loss) in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or our ability to pay dividends.
Cash NOI, is a non-GAAP financial measure that is intended to reflect the performance of our properties. We define Cash NOI as NOI excluding amortization of above/below market lease intangibles and straight-line adjustments that are included in GAAP lease revenues. We believe that Cash NOI is a helpful measure that both investors and management can use to evaluate the current financial performance of our properties and it allows for comparison of our operating performance between periods and to other REITs. Cash NOI should not be considered as an alternative to net income, as an indication of our financial performance, or to cash flows as a measure of liquidity or our ability to fund all needs. The method by which we calculate and present Cash NOI may not be directly comparable to the way other REITs present Cash NOI.
Cash Paid for Interest is calculated based on the interest expense less non-cash portion of interest expense and amortization of mortgage (discount) premium, net. Management believes that Cash Paid for Interest provides useful information to investors to assess our overall solvency and financial flexibility. Cash Paid for Interest should not be considered as an alternative to interest expense as determined in accordance with GAAP or any other GAAP financial measures and should only be considered together with and as a supplement to our financial information prepared in accordance with GAAP.